Exhibit 10.1

SABRE CORPORATION
2014 OMNIBUS INCENTIVE COMPENSATION PLAN
FORM OF CASH UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this [•] day of [•] between Sabre Corporation (the “Company”) and <NAME> (the “Participant”).

WHEREAS, the Company has adopted the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its stockholders by providing the employees and non-employee directors of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company;

WHEREAS, Section 8 of the Plan provides for the Grant to Participants of Cash Incentive Awards.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Cash Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant Cash Units. The number of Cash Units that vest (the “Earned Cash Units”) may vary from the number of Cash Units set forth herein, based on the achievement of certain performance targets as described in Section 3 hereof. Each Earned Cash Unit granted hereunder represents the right to receive a cash payment on the Settlement Date (as defined herein), upon the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.

2.	Grant Date. The Grant Date of the Cash Units is [•].

3.	Vesting of Cash Units.

(a)	The number of Earned Cash Units will range from 0%-[xx%] of the number of Cash Units set forth in Section 1, depending on the cumulative level of achievement by the Company of [INSERT PERFORMANCE TARGETS].

(b)	The number of Earned Cash Units shall be fixed as of the date after the end of the Performance Cycle that the Committee certifies the level of attainment of the [APPLICABLE PERFORMANCE TARGETS].

(c)	One hundred percent (100%) of the Earned Cash Units shall vest on [•] (the “Vesting Date”), subject to the Participant’s continued Employment through the [•]. Each such Earned Cash Unit will represent the right to receive a cash payment equal to the [•] of a share of the Company’s Common Stock on [INSERT DATE], subject to the Settlement terms described in Section 4 herein.

(d)	In the event the Participant’s Employment terminates prior to [•], the Participant will forfeit all Cash Units, as of his or her date of termination.

4.	Settlement. Settlement of any Earned Cash Units granted hereunder will be made in the form of a cash payment in an amount described in Section 3(b) above no later than the fifteenth day of the third month following the last day of the year in which the Vesting Date occurs (the “Settlement Date”). For purposes of clarification, if a Participant’s employment terminates after the [•] but prior to the Settlement Date, such Earned Cash Units will remain vested and be subject to settlement by the Company.

5.	No Rights as a Stockholder. The Participant shall have no right as a stockholder of the Company by virtue of this Award.

6.	Transferability. Subject to any exceptions set forth in the Plan, the Cash Units or the rights represented thereby may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than the Company), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Cash Units will be forfeited by the Participant and all of the Participant’s rights to such Cash Units shall immediately terminate without any payment or consideration from the Company.

7.	Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

8.	Taxes. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arises in connection with the Cash Units in accordance with Section 15 of the Plan.

9.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

10.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.	No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Cash Units. The rights or opportunity granted to the Participant on the making of an Award shall not give the Participant any rights or additional rights to compensation or damages in consequence of either:(i) the Participant giving or receiving notice of termination of his or her office or employment; (i) the loss or termination of his or her office or Employment with the Company or its Subsidiaries for any reason whatsoever; or (c) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

12.	Data Privacy. By participating in the Plan each Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by the Company and its Affiliates for all purposes connected with the operation of the Plan, including, but not limited to: (i) holding and maintaining details of the Participant and his participation in the Plan; (ii) transferring data relating to the Participant and his participation in the Plan to the Company’s registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to the Company or its Affiliates; (iii) disclosing details of the Participant and his participation in the Plan to a bona fide prospective purchaser of the Company or any of its Affiliates (or the prospective purchaser’s advisers), and (iv) with respect to Participants employed in the European Economic Area, transferring data relating to the Participant and his participation in the Plan under (a) to (c) above to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the data as countries within the European Economic Area.

13.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

14.	Clawback Policies. Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of Cash Units pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment.

15.	Policy Against Insider Trading. By accepting this award of Cash Units, the Participant acknowledges that the Participant is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

18.	Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

Sabre Corporation

By:
Title:

[Participant’s Name]